Exhibit 10.1

To:

Undo S.r.l.

Via Cola di Rienzo 28

00192 – Rome

Italy

Rome, 28 December 2023

Object: Share Purchase Agreement – Acceptance;

Dear Sirs,

We received your proposal of Share and Purchase Agreement including its agreed schedules, which we hereby reproduce in full duly signed, as our unconditional agreement and acceptance of all terms and conditions contained herein below subject to such terms and conditions.

Best regards,

/s/ Vincent Browne

Solis Bond Company DAC

Name:	Vincent Browne
Title:	Empowered Director

“To:

Solis Bond Company DAC

Blanchardstown Corporate Park 2,

Suite 9/10 - Plaza 212

Blanchardstown, Dublin

Ireland

Rome, 28 December 2023

Object: Share Purchase Agreement – Proposal;

Dear Sirs,

Following our recent meetings and discussions, we submit to you the following proposal of Share and Purchase Agreement including its agreed schedules.

If the below correctly sets forth the understandings and agreements among us, please return to us copy of this Proposal duly signed as your unconditional agreement and acceptance of all terms and conditions contained herein below.

Best regards,

/s/ Umberto Deodati

Undo S.r.l.

Name:	Umberto Deodati
Title:	Managing Director

* * *

This sale and purchase agreement (the “Agreement”) is entered into among:

(1)	Solis Bond Company DAC, a company incorporated under the laws of Ireland, with registered office in Blanchardstown Corporate Park 2, at Suite 9/10 Plaza 212, Blanchardstown, Dublin, Ireland, registered with the Companies’ Register of Ireland under number 679734 (the “Seller”), hereby represented by Vincent Browne in his capacity as empowered director;

-  on one side

AND

(2)	Undo S.r.l., a company incorporated under the laws of Italy, with registered office in Via Cola di Rienzo 28, 00192 – Rome, Italy, registered with the Companies’ Register of Rome under number 17004581009 (the “Purchaser”), hereby represented by Umberto Deodati in his capacity as legal representative;

-  on the other side

(the Seller and the Purchaser, collectively, the “Parties”).

WHEREAS

(A)	The Seller is active, amongst other things, in the renewable energy market in Italy.

(B)	The Purchaser is also a company active in the renewable energy market in Italy and is willing to invest further in the Italian renewables market.

(C)	The Seller owns the entire corporate capital of the following special purpose vehicles:

(i)	CIC Rooftop 2 S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 07553250965 (“CIC Rooftop 2”); and

(ii)	CIC RT Treviso S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 07782970961 (“CIC RT Treviso”); and

(iii)	CTS Power 2 S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 03832100162 (“CTS Power”); and

(iv)	SPV White One S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 07608340969 (“SPV White One”); and

(v)	PC-Italia-02 S.p.A., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 04173980618 (“PC-Italia-02”); and

(vi)	KKSol S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 11084421004 (“KKSol”); and

(vii)	BI.MA. S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 01722860432 (“BI.MA.”); and

(viii)	Petriolo Fotovoltaica S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 01442800551 (“Petriolo Fotovoltaica”); and

(ix)	Sant’Angelo Energia S.r.l., a company incorporated under the laws of Italy, with registered office in Via Pasquale Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 02030120444 (“Sant’Angelo Energia”); and

(x)	Solarpark Serre 1 S.r.l., a company incorporated under the laws of Italy, with registered office in Via Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 07367280968 (“Solarpark Serre”); and

(xi)	MABI S.r.l., a company incorporated under the laws of Italy, with registered office in Via Battistessa 10, 81100 – Caserta, Italy, registered at the Companies’ Register of Caserta under number 10914011001 (“MABI” and, jointly with CIC Rooftop 2, CIC RT Treviso, CTS Power, SPV White One, PC-Italia-02, KKSol, BI.MA., Petriolo Fotovoltaica, Sant’Angelo Energia and Solarpark Serre, the “Target Companies”).

(D)	The Target Companies own a portfolio of 13 photovoltaic plants in Italy, having an aggregate capacity of 10.5 MWp, as described under Annex (D) attached hereto (collectively, the “Plants”).

(E)	Prior to entering into this Agreement, the Purchaser (also through its legal, financial, accounting, technical and tax advisors) has conducted a thorough and independent due diligence investigation on the Target Companies and the Plants, through the review of the Data Room Documents (as defined below) (all of the above, the “Due Diligence”).

(F)	Therefore:

(i)	in consideration for and conditionally upon the Purchase Price having been paid in full by the Purchaser, on the Closing Date the Seller wishes to transfer the Quotas and the Quotaholders’ Loan Receivables (both as defined below) to the Purchaser, and

(ii)	on the Closing Date, the Purchaser wishes to acquire the Quotas and the Quotaholders’ Loan Receivables (both as defined below) from the Seller;

all in accordance with the terms and subject to the conditions set forth hereunder.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following terms, when capitalized, will have the meaning attributed to them in this Clause 1.1:

1.1.1	“Accounting Principles” means the principles provided by the Italian civil code, as applicable from time to time, in respect of the preparation of financial statements (bilanci di esercizio), integrated, to the extent applicable, by the accounting principles issued by the Organismo Italiano di Contabilità as consistently applied by the Target Companies in their financial statements and as applied on a basis consistent with past practices;

1.1.2	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with, such Person, where “control” has the meaning given to this term in article 2359, par. 1 and 2, of the Italian civil code;

1.1.3	“Agreement” has the meaning set forth in the preamble of this Agreement;

1.1.4	“ARERA” means the Italian Regulatory Authority for Energy, Networks and Environment (Autorità di Regolazione per Energia Reti e Ambiente);

1.1.5	“Authority” means any European and/or Italian and/or international and/or foreign public body and/or any private body exercising a public power and any legislative, executive, judicial, administrative, regulatory, antitrust, tax, labour or governmental entity, office, administration, commission, court or authority, having jurisdiction over any of the Parties and/or the Target Companies and/or the Plants (e.g. the European Commission, ARERA, GME, GSE, Terna, Enel, etc.);

1.1.6	“Budrio 2 Litigation” means jointly the preliminary technical investigation procedure (accertamento tecnico preventivo) according to art 696 and art 696 bis of the Italian Code of Civil Procedure filed on 25 September 2023 by Fin – Fide S.r.l. Unipersonale before the Court of Bologna (R.G. 12099/2023) and involving PC-Italia-02 in relation to the “Budrio II” Plant andany actual or potential related litigation orjudicial proceeding before any competent Court, including the relationship with the counterparties, technical advisors or other Authorities as well as potential settlement negotiations thereto related.

1.1.7	“Business Day” means any calendar day (other than a Saturday or a Sunday) on which banking institutions are open for business in Italy and Ireland;

1.1.8	“Claim” has the meaning set forth in Clause 7.3.1;

1.1.9	“Closing” means, with respect to each Target Company, the execution of the relevant Transfer Deed and, in general, the execution and exchange of all relevant documents and agreements and the performance and consummation of relevant all obligations and transactions (including those relating to the Target Companies), respectively, required to be executed and exchanged and performed and consummated by the Parties on the Closing Date pursuant to this Agreement;

1.1.10	“Closing Date” has the meaning set forth in Clause 5.1;

1.1.11	“Conditions Precedent” has the meaning set forth in Clause 4.1;

1.1.12	“Confidential Information” has the meaning set forth in Clause 9.2.1;

1.1.13	“Damages” means any loss, damage, cost, expense, loss of profit (i.e. lucro cessante) within the meaning of article 1223 of the Italian civil code including, but not limited to, the loss of the Incentive;

1.1.14	“Data Room Documents” means all and only the documents provided by the Seller to the Purchaser for the purposes of conducting the Due Diligence on the Target Companies and the Plants, as reproduced in full on the non-rewritable USB pen drive set up by the Seller and delivered to the Purchaser on the date hereof;

1.1.15	“Date of Execution” means the date on which this Agreement is entered into;

1.1.16	“DD Assumptions” has the meaning set forth under Clause 6.1.5;

1.1.17	“Deeds of Assignment” means the deeds of assignment without recourse (pro soluto) of the Quotaholders’ Loan Receivables in the form attached hereto as Annex 1.1.17;

1.1.18	“Designee” has the meaning set forth in Clause 9.9.1;

1.1.19	“Due Diligence” has the meaning set forth in Recital (E);

1.1.20	“Encumbrances” means any diritto reale, diritto reale di godimento, diritto personale di godimento, diritto reale di garanzia, lien (vincolo), mortgage (ipoteca), pledge (pegno), option (opzione), pre-emption right (diritto di prelazione), privilege (privilegio), attachment (sequestro), quotaholders’ or board’s approval of any transfer thereof (clausola di gradimento), charge (gravame pregiudizievole), liability, transfer restriction, usufruct (usufrutto), civic use (uso civico), collective use destination constraint, or any other encumbrance, burden, restraint, title retention agreement, or other similar restriction or rights or claims of any third party (including livelli), either personal or in rem, or any agreement to create any of the foregoing;

1.1.21	“Expert” means

(i)	any of Deloitte Touche Tohmatsu, KPMG or Pricewaterhouse Coopers; or

(ii)	if any of the above does not accept to perform the services called for under this Agreement within 7 Business Days of being requested by either Party (also on behalf and in the interest of the other Party), the independent accounting expert jointly selected by the Parties; or

(iii)	if the Parties fail to agree on such election or on the terms and conditions thereof within 10 Business Days from the invitation of either Party, the independent accounting expert firm appointed, upon either Party’s request, by the President of the Ordine dei Dottori Commercialisti ed Esperti Contabili of Milan;

1.1.22	“Extraordinary Transactions Tax Returns” has the meaning set forth in Clause 6.12.1;

1.1.23	“Fire Declaration Plants”: means the following Plants (i) CIC RT 2; (ii) CIC RT Treviso; (iii) CTS Power (section 1 and 2); (iv) SPV White One; (v) Anagni, Budrio 1 and Budrio 2; and (vi) KKSol 01 for which the declaration of non-increase of the fire risks with attached the testing of the Plants built on rooftops (“Dichiarazione di non aggravio di rischio incendi con annesso collaudo degli Impianti su tetto”) has not been send on the Closing Date;

1.1.24	“GME” means Gestore dei Mercati Energetici S.p.A.;

1.1.25	“GSE” means Gestore dei Servizi Energetici S.p.A.;

1.1.26	“GSE Agreement” means the agreement entered into by the relevant Target Company and the GSE from time to time in relation to the applicable Incentive;

1.1.27	“Grid Operator” means Terna S.p.A.;

1.1.28	“Incentive” means the relevant incentive tariff applicable to the Plants;

1.1.29	“Independent Auditor” has the meaning set forth in Clause 3.2.3;

1.1.30	“Interim Period” has the meaning set forth in Clause 4.2.1;

1.1.31	“Land Agreements” means, with respect to each Target Company, the relevant agreements entered into by such Target Company for the establishment of the Land Rights over the relevant Lands, executed in notarial form (atto pubblico) or certified private deeds (scrittura privata autenticata), duly registered (registrati) and recorded (trascritti) with the competent land registry;

1.1.32	“Land Rights” means, with respect to each Plant, all ownership rights (diritti di proprietà) and surface rights (diritti di superficie) to the Lands and the easement rights (diritti di servitù) or concession rights to the Lands on which the interconnection facilities shall be located in accordance with the Permits as required and sufficient to construct, connect to the grid and operate such Plant for its authorised capacity;

1.1.33	“Lands” means, with respect to each Plant, the areas where such Plant is located;

1.1.34	“Law” means all statutes, laws, authorizations, regulations, self-executing directives, decrees, administrative acts, decisions, orders, ordinances, rules, codes, issued by any competent Authority or court at, as the case may be, foreign, EU, national and local level, to the extent applicable to the Transaction, the Parties and/or the Target Companies and/or any of the activities and transactions contemplated by this Agreement;

1.1.35	“Leakages” shall mean, with respect to the period from 1 January 2023 to the Closing Date:

(i)	any payment or distribution by a Target Company to the Seller, its Affiliates (other than another Target Company);

(ii)	any payment by any Target Company to any director, officer, employee, consultant, agent, adviser or other representative of any Target Company or of the Seller, any of its Affiliates (other than the Target Companies) of any bonus or similar payment connected with the completion of the Transaction;

(iii)	the forgiving, waiver, discount or agreement to forgive, waive or discount any amount owed by the Seller or any of its Affiliate (other than the Target Companies) to the Target Companies;

(iv)	the transfer or disposal of any asset or right by a Target Company to the Seller, its Affiliates (other than the Target Companies), unless otherwise expressly provided in this Agreement;

(v)	any cost, professional adviser fees and expenses paid or incurred by any Target Company in connection with any action and transaction contemplated by this Agreement, including due diligence costs or legal adviser fees;

(vi)	any additional cost, expense, payment, fee, liability o shortfall towards the Seller, its Affiliates or a third – party Person;

(vii)	the agreement or undertaking by any Target Company to do any of the matters set out in (i) to (v) above;

in each case, other than the Permitted Leakages. It is understood that, in the calculation of the Leakage, the Parties shall take into account any Tax deduction and/or benefit deriving from the action/transaction representing the Leakage (therefore, reducing the relevant Leakage).

It is understood that, in the calculation of the Leakage, the Parties shall take into account any Tax deduction deriving from the action/transaction representing the Leakage (therefore, reducing the relevant Leakage).

1.1.36	“Long Stop Date” means 17 January 2024;

1.1.37	“Material Adverse Change” means any event, circumstance or condition or any plurality of the same, that has (individually or in aggregate) a material and adverse effect on the business, financial conditions, liabilities, operations, results of operations, assets or properties of the Target Companies so to make them definitively unable to operate in a manner consistent with the past practice and / or lose undeniably the ability to perform their obligation under their Permits.

1.1.38	“Mortgage” means the mortgage over the areas where the LQS001 (Budrio 1), LQS002 (Budrio 2), and LQS003 (Anagni) Plants are located, which was recorded by the Italian Tax Authority for an amount of Euro 51,367.50 on 12 September 2019 against Liquid Sun 2010 S.r.l. (the previous owner of the Plants);

1.1.39	“Notice of Claim” has the meaning set forth in Clause 7.3.1;

1.1.40	“NWC” means, with respect to each Target Company, the amount in Euro of the relevant net working capital (capitale circolante netto) as of the Reference Date, calculated as the algebraic sum of:

(i)	trade receivables, net of related bad debt fund, including invoices to be issued (crediti commerciali al netto del relativo fondo svalutazione crediti, inclusivi di fatture da emettere); plus

(ii)	Tax receivables, including VAT receivables (crediti tributari); plus

(iii)	caution deposits if cashable in the six months following the relevant closing (depositi cauzionali); plusshort term prepayments and accrued income (ratei e risconti attivi scadenti entro l’esercizio successivo); minus

(iv)	trade payables, including invoices to be received and credit notes (debiti commerciali, inclusivi di fatture da ricevere e note di credito); minus

(v)	Tax payables including VAT payables (debiti tributari); minus

(vi)	payables towards social security institutions (debiti verso istituti di previdenza sociale); minus

(vii)	short term deferred income and accrued liabilities (ratei e risconti passivi entro l’esercizio successivo)

1.1.41	“Parties” has the meaning set forth in the preamble of this Agreement;

1.1.42	“Permits” means, with respect to each Plant, the environmental assessments (including environmental screening and possible environmental impact assessment), the Single Authorizations and each and all the authorizations, consents, approvals, favourable opinions, clearance, nihil obstat, ways of leave, permits, licenses, certificates included in the Single Authorizations, for the construction and operation of such Plant, the relevant technical general connection solution (Soluzione Tecnica Minima di Connessione Generale - STMG) and any further declaration, communication and filings to, and any permit however denominated by, any Authority necessary for the development, construction and operation of the Plant, the relevant interconnection lines and the other infrastructure necessary for its connection to the distribution and transmission electricity grids;

1.1.43	“Permitted Encumbrances” means the Pledge and the Mortgage;

1.1.44	“Permitted Leakages” means any Leakage listed under Annex 1.1.44 to this Agreement including any Tax detriment as a consequence of any of the matters referred to in items above;

1.1.45	“Person” means an individual, company, firm, general or limited partnership, joint venture, corporation, proprietorship, association, trust, authority or any other organization or entity, whether public or private;

1.1.46	“Plants to be Mapped” means the Plants owned by (i) Solarpark Serre; (ii) White One; (iii) MABI; (iv) KKSol; (v) CTPS Power 2.1 (Isola d. femmine, Palermo); (vi) CIC RT Treviso (Veneto); (vi) CIC RT2 (Castel Maggiore, Bologna) and (vii) Anagni PC2.

1.1.47	“Pledge” means the pledge over the Quotas in favour of Nordic Trustee AS, which acts as “bond trustee”, “security agent” and as common representative in the name and on behalf of the bondholders existing at all times pursuant to and for the purposes of article 2414-bis, third paragraph, of the Italian civil code;

1.1.48	“Purchase Price” has the meaning set forth in Clause 3.1;

1.1.49	“Purchaser” has the meaning set forth in the preamble of this Agreement;

1.1.50	“Quotaholders’ Loan Receivables” means, with respect to each Target Company, the receivables (including any interest accrued thereon) of the Seller vis-à-vis such Target Company arising out of the quotaholders’ loans granted from time to time by the Seller to such Target Company and outstanding as of the Closing Date.

1.1.51	“Quotas” means the entire corporate capital of each Target Company;

1.1.52	“Reference Date” means 31 December 2022;

1.1.53	“Reference Financial Statements” means the financial statements of the Target Companies as at the Reference Date;

1.1.54	“Seller” has the meaning set forth in the preamble of this Agreement;

1.1.55	“Seller’s Knowledge” means the actual or diligently due knowledge or awareness of the current directors (or those appointed during the Interim Period) of the Target Companies and of the Seller;

1.1.56	“Solis Receivables” means the following receivables of the Seller vis-à-vis each relevant Target Company:

(i)	Euro 54,457.70 vis-à-vis BI.MA.;

(ii)	Euro 70,062.19 vis-à-vis CIC Rooftop 2;

(iii)	Euro 96,429.53 vis-à-vis CIC RT Treviso;

(iv)	Euro 21,070.72 vis-à-vis CTS Power;

(v)	Euro 81,116.71 vis-à-vis KKSol;

(vi)	Euro 82,817.41 vis-à-vis MABI;

(vii)	Euro 283,146.23 vis-à-vis PC-Italia-02;

(viii)	Euro 285,571.36 vis-à-vis Petriolo Fotovoltaica;

(ix)	Euro 93,732.36 vis-à-vis Sant’Angelo Energia;

(x)	Euro 53,346.24 vis-à-vis SPV White One;

1.1.57	“Target Companies” has the meaning set forth in Recital (C)(ii);

1.1.58	“Tax” or “Taxes” means any Italian or foreign federal, state or local tax, including but not limited to registration tax, cadastral tax, mortgage tax, stamp duties, corporate income tax (IRES), regional tax (IRAP), trade, wealth, value-added tax (VAT), sales, property or transfer tax, salary/wage tax, any other withholding tax, excise taxes, customs, duties, social security contributions or any other tax, as well as any tax and social security contributions, within the meaning of any laws of foreign jurisdictions, wherever and whenever imposed, in each case together with any interest, penalty, fine, addition to tax or other ancillary duties or any other such charges within the meaning of any laws of foreign jurisdictions;

1.1.59	“Tax Returns” has the meaning set forth in Clause 6.12.1;

1.1.60	“Third Party Claim” has the meaning set forth in Clause 7.4.1;

1.1.61	“Transaction” has the meaning set forth in Clause 2.1;

1.1.62	“Transfer Deed” means, with respect to the Target Companies, the deed of transfer to be executed on the Closing Date by the Parties before an Italian Notary Public for the sole purposes of article 2470 of the Italian civil code, so to vest the Purchaser with full ownership of the Quotas;

1.2	For the purposes of this Agreement:

1.2.1	the headings are for ease of reference only and shall not be taken into account in the construction or interpretation of any provision to which they refer;

1.2.2	references to Clauses, Recitals and Annexes shall refer to articles of, recitals of and annexes to this Agreement;

1.2.3	the Recitals and Annexes are an integral and substantial part of this Agreement, provided that in case of any discrepancies and/or inconsistencies between the provisions of the Annexes and the provisions of the main body of this Agreement, the latter shall prevail;

1.2.4	the obligation of a Party to use its best effort to achieve an objective shall be construed as a means obligation (obbligazione di mezzi) and not as an absolute obligation to ensure that a given objective is actually achieved (obbligazione di risultato);

1.2.5	the words “cause” or “procure that” (or any similar expressions) and, in general, any reference to actions to be taken (or not taken) by a Person that is not a Party to this Agreement shall be construed as a promessa dell’obbligazione o del fatto del terzo in accordance with article 1381 of the Italian civil code;

1.2.6	references to the singular include the plural and vice versa;

1.2.7	words such as “herein”, “hereof”, “hereunder”, “here”, “hereinafter” and other words with similar meanings, when used in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires;

1.2.8	the word “including”, and any variation thereof, means “including without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters following it;

1.2.9	the words “fairly disclosed” mean, with respect to any matter, the disclosure of a fact, event, circumstance or information mentioned in the Data Room Documents in such a manner clear so as to enable a skilled investor in the renewable energy market in Italy as the Purchaser (along with its professional advisers) to reasonably identify scope and impact of such fact or information over the Transaction;

1.2.10	the governing language of this Agreement is English. Except as otherwise required by the Law, all notices, correspondence, information, and other documents required under this Agreement shall be in the English language. However, where in this Agreement an Italian term is given in italics or in italics in brackets after an English term and there is any inconsistency between the Italian and the English, the meaning of the Italian term shall prevail;

1.2.11	the Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

2.	THE TRANSACTION

2.1	In accordance with the terms and subject to the conditions set forth in this Agreement:

2.1.1	in consideration for and conditionally upon the Purchase Price having been paid in full by the Purchaser in favour of the Seller, the Seller shall transfer the Quotas and the Quotaholders’ Loan Receivables to the Purchaser; and

2.1.2	the Purchaser shall acquire the Quotas and the Quotaholders’ Loan Receivables against the payment of the Purchase Price in favour of the Seller;

remaining understood that for the purposes of this Agreement both the sale and purchase of the Quotas as well as the Quotaholders’ Loan Receivables (and of all related actions, deliveries, executions, productions and transactions constituting the Closing, as defined below) shall be deemed as a sole, single and unique transaction so that, at the option of the Party having an interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting Closing shall have taken place as provided under this Agreement (hereinafter the “Transaction”).

3.	PURCHASE PRICE and RELATED PROVISIONS

3.1	Without prejudice to Clauses 3.2, 3.3 and 3.4, the amount to be paid by the Purchaser as consideration for the transfer of the Quotas and the Quotaholders’ Loan Receivables is equal to Euro 17,700,000 (the “Purchase Price”), to be paid by wire transfer in immediately available funds to the following bank account:

Account of: Nordic Trustee Services AS on behalf of Solis Bond Company DAC

SWIFT: [*]

IBAN: [*]

Bank:	[*]

Address: [*]

Reference: Settlement of Italian assets

3.2	Payment terms

3.2.1	The Purchase Price shall be paid by the Purchaser as follows:

(i)	an amount equal to the Quotaholders’ Loan Receivables outstanding as at the Closing Date (including any interest accrued thereon) shall be paid in favour of the Seller on the Closing Date as immediately available funds, in accordance with Clause 9.7, as consideration for the transfer of the Quotaholders’ Loan Receivables; and

(ii)	the balance shall be paid in favour of the Seller on the Closing Date as immediately available funds, in accordance with Clause 9.7 as consideration for the purchase of the Quotas,

it being understood that the Purchaser shall be entitled to retain an amount of the Purchase Price equal to Euro 100,000 in light of the pending Budrio 2 Litigation (the “Budrio 2 Litigation Retention”), a portion of which may be paid by the Purchaser in favour of the Seller in accordance with the terms and conditions set forth under Clause 5.3 below.

3.3	Locked box

3.3.1	The Quotas shall be transferred, with all rights and entitlements relating thereto and enjoyment as from 1 January 2023.

3.3.2	The Seller hereby undertakes to notify the Purchaser in writing, prior to Closing, of the occurrence of any Leakages and the amount of such Leakages. The Parties agree that the amount of any Leakages so notified by the Seller shall be deducted from the Purchase Price. The Purchaser shall have the right to challenge the determination of the Leakages notified by the Seller only after Closing, in accordance with Clause 3.3.3.

3.3.3	The Purchaser will have 7 (seven) months after the Closing Date to verify the Seller’s compliance with Clause 3.3.2 and to provide the Seller with its request for the repayment of the relevant Leakages, if any, along with its calculation of the relevant amount and supporting documentation (the “Purchaser’s Notice”). In the absence of a Purchaser’s Notice within said term, the Purchaser shall no longer enjoy any rights in respect of any Leakage. The Seller shall pay the amounts requested by the Purchaser in the Purchaser’s Notice within 30 (thirty) Business Days from its receipt unless the Seller rejects the Purchaser’s Notice.

3.3.4	If the Seller rejects the Purchaser’s Notice, during a period of 20 (twenty) Business Days following the receipt of such notice the Parties will attempt to resolve any differences which they may have. If, at the end of such period, the Parties fail to reach an agreement in writing with respect to any matter, then all the disputed items will be submitted to the Expert, in accordance with the following procedure:

(i)	the Expert will: (i) act as a technical expert (“perito contrattuale”) and not as an arbitrator (“arbitratore”); (ii) render its determination within 20 (twenty) Business Days of its acceptance of the appointment; and (iii) determine the amount of any Leakage in accordance with the terms of this Agreement;

(ii)	any examination or discussion with the Expert may take place only in the presence of both Parties (or the advisors of the Parties);

(iii)	the Parties will cooperate with the Expert and make available all the information, data and documents required by it for the purpose of rendering its determination;

(iv)	the Expert will have reasonable access to any information which it may deem necessary or appropriate for the purposes of its determination under this Clause;

(v)	the determination rendered by the Expert shall be given on the basis of the calculation rules set forth in this Agreement, and shall be binding upon the Parties except in the event of a mathematical error; and

(vi)	the costs for the services rendered by the Expert will follow the decision of the Expert.

3.3.5	If the Expert determines the existence of any Leakage which was not notified to the Purchaser pursuant to Clause 3.3.2, the Seller shall pay the relevant amount to the Purchaser within 30 (thirty) Business Days of receipt of the Expert’s determination.

3.3.6	Any payment by the Seller pursuant to this Clause 3.3 shall be considered as an adjustment of the Purchase Price.

3.4	NWC adjustment

3.4.1	The Purchase Price has been determined on the assumption that, as of the Reference Date, the NWC of the Target Companies is equal to zero. Should the NWC of the Target Companies at the Reference Date be detected as different from zero, any such discrepancy shall be deducted from or added to the Purchase Price.

3.4.2	For the purposes of the payment of the Purchase Price to be made at Closing pursuant to Clause 3.2, the Seller agreed with the Purchaser that the NWC of the Target Companies as of the Reference Date is equal to the amounts listed under Annex 3.4.2. In this respect, the Parties agree that, by the Closing Date, their respective advisors shall meet in order to calculate the actual NWC of the Target Companies as of the Reference Date to be taken into account for the payment of the Purchase Price at Closing, which will be determined in good faith by the Purchaser and notified to the Seller at least 3 (three) Business Days prior to the Closing Date.

3.4.3	In the event that the Seller objects to the determination of the NWC of the Target Companies as of the Reference Date made by the Purchaser pursuant to Clause 3.4.2, then Clauses 3.3.4, 3.3.5, and 3.3.6 shall apply mutatis mutandis and the Closing shall be postponed until a final calculation is determined, if the Seller requests to do so to the Purchaser.

3.5	No other adjustments

Without prejudice to Clauses 3.2, 3.3 and 3.4, the Purchase Price shall not be subject to any reduction, adjustment, amendment and/or revision whatsoever, and shall be final and binding upon the Parties. The Purchaser hereby also waives its right to terminate this Agreement pursuant to article 1467 of the Italian civil code.

4.	CONDITIONS PRECEDENT; INTERIM PERIOD

4.1	Conditions Precedent

4.1.1	The Parties’ respective obligations to proceed with the Closing shall be deemed conditional on the satisfaction (or waiver in writing in accordance with Clause 4.1.3) of the following Conditions Precedent by the Long Stop Date:

(i)	the obtainment of the written consent by Nordic Trustee AS, as common representative of the relevant bondholders, in respect of the consummation of the Transaction;

(ii)	with reference to the Plant owned by MABI, evidence of the occurred transformer replacement, following the connection of the Plant to the grid;

(iii)	the obtainment by the Purchaser, at its own cost, of the update of the notarial preliminary report to be drafted by Notary Public Gianluca Sbardella confirming the absence of any kind of Encumbrances over the Lands;

(iv)	the non-occurrence of any Material Adverse Change during the Interim Period.

4.1.2	The Seller shall use its best efforts to timely procure the satisfaction of the Conditions Precedent by the Long Stop Date.

4.1.3	The Conditions Precedent shall be deemed in the interest of the Purchaser only and, as such, may be waived by the Long Stop Date exclusively by the Purchaser.

4.1.4	In the event that the Conditions Precedent are not satisfied (or waived in writing in accordance with Clause 4.1.3) by the Long Stop Date, this Agreement shall be automatically terminated without any liability of either Party to the other, except for what provided under Article 1358 of the Civil Code and without prejudice to each Party’s right to claim compensation for Damages as a result of the other Party’s failure to discharge the obligations hereunder. Upon termination of the Agreement, the Parties shall not be bound to perform the deeds and actions necessary for the consummation of the Transaction and shall be discharged from any obligations hereunder, provided however that the provisions of Clauses 9.1, 9.2, 9.8 and 10, shall survive any termination hereof.

4.2	Interim Period

4.2.1	During the period from the Date of Execution through the Closing Date (the “Interim Period”), except (i) as contemplated by this Agreement, (ii) as required to comply with the Law, (iii) as required to comply with any contractual requirements binding the Target Companies (remaining understood that, in such cases, the Purchaser shall be promptly informed), (iv) as required to operate the Target Companies in the ordinary course of business, or (iv) with the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed and shall however be considered granted if the Purchaser does not reply in writing within either 10 (ten) Business Days from the receipt of the relevant written request from the Seller, or the shorter term within which the Purchaser must reply to prevent the Target Companies from suffering or incurring in any imminent damages, losses or liabilities), the Seller shall procure the Target Companies to be operated only in the ordinary course of business and, in such context, not to make any of the following actions:

(i)	hire any employee or personnel, not even on a temporary basis and not enter into any consultancy or similar agreement;

(ii)	resolve upon, or anyhow implement, any distribution of profits including by way of payment of any dividends or reserves, whether in cash or otherwise or reduction of capital with refund of contributions or any other similar mechanism which implies the refund of contributions or remuneration of funds invested by the Seller;

(iii)	amend their by-laws

(iv)	issue or grant any options, warrants or other rights to purchase or subscribe for newly issued participation or shares;

(v)	enter into a new agreement as, for mere example only financing agreements, joint venture, partnership, consortium, association, or profit-sharing arrangement or amend any existing agreement having a value higher than Euro 10,000,00 per year;

(vi)	grant financing, create Encumbrances on any Target Company’s own rights, assets or properties or issue any guarantee in favour of any third party;

(vii)	change the application of the Accounting Principles;

(viii)	sale, transfer or dismiss all or part of the Plants and/or any of the Target Companies’ assets;

(ix)	acquire any shareholding or participation in the equity of any company or acquire or lease any business or going concern (or branch thereof);

(x)	resolve to increase or reduce the corporate capital of the Target Companies or perform any other change in its capital structure, paid dividend or reserves save for what provided under this Agreement;

(xi)	perform any extraordinary transactions (including, without limitation, purchase or sale of interest, business or branch of business, subscription, contribution, merger or demerger, etc.);

(xii)	commence or settle any cases of litigation, either before court or an arbitration tribunal;

(xiii)	omit to pay its debts when overdue or cash its credits when due and collectable;

(xiv)	cancel or waive any material right, credit or claim;

(xv)	grant powers of attorney to any third party, except for those granted in connection with the Transaction.

(xvi)	agree or undertake to do any of the foregoing.

4.2.2	In any event, nothing contained in this Clause 4.2 and/or in this Agreement shall oblige the Seller to:

(i)	contravene any Law and/or any Authority’s order or decision, including any Law or Authority’s order or decision relating to competition, employment, or privacy matters;

(ii)	adversely affect the ability of the Seller to perform its obligations under this Agreement; and/or

(iii)	adversely affect the business of the Target Company and/or its ability to continue to manage its business,

it being further understood that in no event shall the Seller be prevented from procuring the Target Companies to take any action which is necessary and/or expedient to preserve the assets of the Target Companies and their good working conditions and that the activities carried out in the ordinary course of business mentioned in Clause 4.2.1 will not, under any circumstance, adversely affect the Target Companies’ business.

4.2.3	During the Interim Period, the Seller undertakes to promptly inform the Purchaser, in good faith, of any fact, act or circumstance which became known to the Seller after the Date of Execution, with respect to the transaction contemplated by this Agreement.

5.	CLOSING AND POST-CLOSING

5.1	Closing Date

Subject to the satisfaction (or waiver in writing in accordance with Clause 4.1.3) of the Conditions Precedent by the Long Stop Date, the Closing shall be held within the following 15 (fifteen) Business Days before an Italian Notary Public to be designated by the Purchaser (the “Closing Date”).

5.2	Deliveries at Closing

5.2.1	On the Closing Date, the Parties shall perform the following actions, which (regardless of their time sequence) shall be deemed to occur simultaneously and to constitute one single transaction:

(i)	the Purchaser shall pay to the Seller the relevant portions of the Purchase Price pursuant to Clauses 3.2.1(i) and 3.2.1(ii);

(ii)	the Seller and the Purchaser shall execute the Transfer Deed for the purposes of transferring the Quotas to the Purchaser;

(iii)	the Seller shall (i) deliver to the Purchaser a confirmation letter confirming the non-occurrence of Material Adverse Changes on the Closing Date and (ii) cause Nordic Trustee AS to execute and sign any deed, contract, or document, also in notarial form, necessary to release and cancel the Pledge;

(iv)	the Seller shall deliver to the Purchaser the resignation of the management body of each Target Company, as well as the resignation of the supervisory body (“organo di controllo”) of PC-Italia-02, including a confirmation in writing that they do not to have any claim vis-à-vis such Target Company;

(v)	the Seller shall procure each Target Company to hold a quotaholders’ meeting to favourably resolve upon (a) the acceptance of the resignation of the relevant resigning management body and, with particular regard to PC-Italia-02, of the relevant resigning supervisory body (“organo di controllo”) as well, (b) the ratification of the activity carried out by the relevant resigning directors and, with particular regard to PC-Italia-02, also by the relevant statutory auditors, up to the Closing Date, and the waiver of any action or claim (including with reference to article 2476 of the Italian civil code), except in case of their gross negligence (colpa grave) or wilful misconduct (dolo), (c) the appointment of the new management body for each Target Company, as well as of the supervisory body (“organo di controllo”) for PC-Italia-02, to be designated by the Purchaser, (d) the adoption of the relevant new by-laws;

(vi)	the Purchaser shall deliver to each resigning director and statutory auditor of the Target Companies a release and hold-harmless letter substantially in the form detailed in Annex 5.2.1(vi);

(vii)	to the extent not already carried out before Closing, the Seller shall cause the Target Companies to revoke any power of attorney, or any other similar delegation of authority granted to any individuals prior to the Closing Date;

(viii)	the Parties shall execute the Deeds of Assignment and deliver each and all documents and deeds necessary, pursuant to the applicable Law, to implement the assignment of the Outstanding Quotaholder Loans;

(ix)	the Parties shall execute a deed of assignment with respect to each of the Solis Receivables vis-à-vis each relevant Target Companies and a deed of assignment of debt (accollo) with respect to the debt of the Seller vis-à-vis Solarpark Serre for an amount equal to Euro 183,066.87;

(x)	the Seller shall procure that each of the relevant Target Companies, as assignor, and AEG JD 03 Limited, as assignee, execute a deed of assignment of the credits of the relevant Target Companies and PC Italia 03 Srl assigns his credit of Euro 5,000.00 to Sant’Angelo (which shall be set-off for the same amount from the credit that PC Italia 03 has vis-à-vis Sant’Angelo) as listed under Annex 5.2.1(x);

(xi)	the Seller shall provide written evidence of the mutual termination effective from 31 January 2024, with no additional costs on charge of the Target Companies except for the consideration due in relation to the months of December 2023 and January 2024, of all operational, maintenance and service agreements entered into between the Target Companies and UPER Energy Italia S.r.l.;

(xii)	the Seller shall deliver to the Purchaser all the documentation of the Target Companies, including (a) the mandatory corporate books, records and documents relating to the Target Companies, including all compulsory accounting records and books pursuant to articles 14 and 22 of the Presidential Decree no. 600/1973 and article 2214 of the Italian civil code and the copies of the Tax Returns of the Target Companies together with the relevant filing receipt by the tax Authorities, and any document, deed, agreement and information relating to the Target Companies duly updated according to the applicable Law, (b) the relevant certified e-mail account (PEC) credentials, all the credentials for access to web portals, and (c) copy of the insurance policies in place with regards to the Plants and (d) all other records and original copy of the documents regarding the Target Companies and the Plants, remaining understood that the Seller may deliver part of such documentation also within and no later than 12 January 2024; and

(xiii)	the Parties shall execute and deliver such other agreements, instruments or documents as may be necessary under the Law or this Agreement to consummate the Transaction.

5.2.2	The actions and transactions constituting the Closing pursuant to Clause 5.2.1 shall be regarded as one single transaction, so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting such Closing shall be deemed to have taken place if and until all other actions and transactions referred above shall have been properly taken or performed. At the option of the non-defaulting Party any and all actions and transactions performed by the defaulting Party in light of the Closing shall be unwound and reversed back so as to reconstitute the original status quo. This shall be without prejudice to the right of the non-defaulting Party to take any action in respect of the non-performance by the defaulting Party. The Parties acknowledge the essential nature of this provision.

5.2.3	Performance of the Closing, including execution of the Transfer Deed, shall not affect, be deemed a waiver of or to, amend or novate (avere effetto novativo), the provisions of this Agreement and/or any rights and obligations of the Parties under this Agreement, which shall remain effective as stated herein also after the Closing.

5.3	Handling of the Budrio 2 Litigation

5.3.1	Without prejudice to the above, and by way of derogation to Clause 7.4 below, the Parties further agree that, even after the Closing Date, the Seller shall assume, at its own cost and expense, the legal action/defense of PC-Italia-02 in connection with the Budrio 2 Litigation, it being understood that (A) the Purchaser shall procure that PC-Italia-02 entrusts with such legal defense the counsel(s) chosen by the Seller and fully cooperates with the same counsel(s); (B) the Purchaser, at its own cost and expense, may participate in, but shall not control, the position of PC-Italia-02 in the context of the Budrio 2 Litigation, with counsels of its own; (C) the Purchaser will cooperate in any manner with the Seller including by making available (and by procuring that PC-Italia-02 makes available) any evidence within its control, directly or indirectly; and (D) should any amount be paid in favour of PC-Italia-02 and/or the Purchaser as reimbursement for legal costs and expenses borne, the Purchaser shall procure that any such amount is paid to the Seller.

5.3.2	The Parties agree that, should the final decision of the Budrio 2 Litigation by the competent Court, or the final settlement of the Budrio 2 Litigation by virtue of an agreement between the involved parties, lead to PC-Italia-02’s obligation to perform any kind of renovation or remedial work over the relevant Land or involving the LQS002 – Budrio 2 Plant, the Seller shall provide the Purchaser with a contractor’s quotation (which contractor shall be pre-approved by the Purchaser) for the relevant works within the following 30 (thirty) days from the earlier of (i) the final decision of the Budrio 2 Litigation or (ii) the final settlement among PC Italia 02 and the owner of the building where LQS002 – Budrio 2 Plant has been built.

5.3.3	However, if the Seller fails to comply with its obligations pursuant to Clause 5.3.2 above, the Purchaser will be entitled to provide the Seller with the quotation of its own contractor, which the Seller shall have to accept, even if above the Budrio 2 Litigation Retention.

5.3.4	Any work performed by the relevant contractor in accordance with the quotation determined pursuant to Clause 5.3.2 or 5.3.3 above shall be carried out under the control and full and exclusive responsibility of the Seller, which shall provide the Purchaser with periodic updates as to the status of the relevant works.

5.3.5	In case the amount of costs and expenses determined pursuant to Clause 5.3.2 or 5.3.3 and effectively invoiced by the relevant contractor is lower than the Budrio 2 Litigation Retention, the difference shall be paid from the Purchaser to the Seller, within 5 Business Days from the confirmation by the relevant contractor that the relevant works have been completed. On the contrary, in case the amount of costs and expenses determined pursuant to Clause 5.3.2 or 5.3.3 and effectively invoiced by the relevant contractor exceeds the Budrio 2 Litigation Retention, the exceeding amount shall be borne by the Seller on a “euro for euro” basis and not be to subject to the qualification and limitation set forth under Clause 6.1.5 as well as to the restrictions and limitations set forth under Clause 7.2.4, 7.2.5 and 7.2.6.

5.4	Additional Post Closing Activities to be completed by or under responsibility of the Seller

It remains understood between the Parties that following the Closing, the Seller shall be liable and bear the costs related to the completion of the following activities, to be performed as follows (“Post Closing Activities”):

(i)	in relation to the deletion of the Pledge, Seller shall complete – and procure any involved entity or professional to complete – any activity related to the registration of the Pledge deletion deed into the Italian Companies’ Register and its effectiveness under Italian law;

(ii)	in relation to the Plants to be Mapped, Purchaser will provide Seller with a quotation of a third-party supplier for the performance of the modules mapping activities, to be provided not earlier than the second half of January 2024. Within the following 7 (seven) Business Days, the Seller will be entitled to – alternatively – confirm the quotation or reject it, by submitting within the above-mentioned term a better quotation having the same object. The first choice for the Parties will be to have such mapping performed exclusively with drones and, only in case this is not feasible, then proceed with the removal of the relevant modules from the roof and reinstalling them just after the mapping. Further, shall the mapping activities highlight the need of additional interventions (such as – as mere example only – modules replacement or additional activities due to the lack of certificates or due to the lack of disposal certificates), so the Purchaser will be entitled to provide the Seller with a quotation of a third party supplier for the relevant activities and the Seller, within the following 7 (seven) Business Days, will be entitled to, alternatively, accept the quotation or reject it, by providing the Purchaser with a quotation of a different supplier having the same activities’ description;

(iii)	in relation to the Plants (a) Budrio 1 and Budrio 2; (b) CTS Power 2.1 and 2.2.; (c) Petriolo and (d) BIMA, following the completion of the document access (procedura di accesso agli atti) procedure to the relevant competent Authority for the issuance of the permitting, shall the need of any kind of activity, intervention, work or compliance activity arise, so every reasonable related cost will be borne by the Seller and the quotation procedure mentioned under point (ii) above will apply mutatis mutandis;

(iv)	in relation to the Fire Declaration Plants, for the purpose of the submission of such declaration, shall the need of additional works on the Plants occur, so the related costs will be entirely borne by the Seller, subject to the procedure mentioned under point (i) above that will apply mutatis mutandis, remaining understood that any potential liability of the Seller related to the Post Closing Activities shall be deemed as falling under the definition of Critical Issues mentioned at Clause 7.2.8 below and, therefore, shall not be subject to the qualification and limitation set forth under Clause 6.1.5 as well as to the restrictions and limitations set forth under Clause 7.2.4, 7.2.5 and 7.2.6.

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

6.1	General

6.1.1	Other than those expressly and specifically made or given in this Clause 6, the Seller does not, directly or indirectly, make any representations or give any warranties with reference to the Quotas, the Target Companies and/or the Plants, and, more in general, any other matter relating to the Transaction. Therefore, the representations and warranties of the Seller expressly and specifically contained in this Clause 6 are in lieu of all other representations and warranties however provided under the Law or otherwise and constitute all of the representations and warranties made for the benefit of the Purchaser in connection with the Transaction, the Target Companies, the Plants, (or any subsets thereof), the Quotas, the relevant assets, liabilities, and businesses. If two representations and warranties of the Seller may appear to cover the same subject matter, only the more specific representations and warranties of the Seller (and no other representations and warranties of the Seller) shall apply.

6.1.2	The Parties acknowledge and agree that the representations and warranties under this Clause 6 (and the relevant indemnification obligations under Clause 7) are independent and autonomous warranties of the Seller to which, as such, the limitations under articles from 1482 through 1497 of the Italian civil code shall not apply.

6.1.3	The Seller represents and warrants to the Purchaser that each of the representations and warranties under this Clause 6 is true, correct, accurate and not misleading as of the Date of Execution and shall be true, correct, accurate and not misleading as of the Closing Date, as applicable (except for those representations and warranties that are given as of a specific date, which shall be true, correct, accurate and not misleading as of such date only, regardless of whether they are true, correct, accurate and not misleading at any other time).

6.1.4	Subject to the DD Assumptions, the representations and warranties under this Clause 6 shall be deemed as qualified by those facts and circumstances fairly disclosed in the Data Room Documents and/or this Agreement and its Annexes as of the Date of Execution and, accordingly, the Seller shall have no liability vis-à-vis the Purchaser under Clause 7 in respect of any matter that has been fairly disclosed in the Data Room Documents.

6.1.5	The rights and remedies of the Purchaser in respect of each of the Seller’s representations and warranties under this Agreement shall be qualified and limited by the Data Room Documents provided that the information therein included, facts, matters or circumstances which could be expected to give rise to a Claim are fairly disclosed by the Seller, being understood that: (i) the Due Diligence performed by the Purchaser does not imply that all the information provided are per se immediately and reasonably sufficient for a skilled investor in the renewable energy market or its professional advisers to identify a reason for a potential Claim and, therefore, such information may trigger Seller’s potential liability and indemnification obligations; and (ii) only Data Room Documents that are ictu oculi evident and therefore sufficient for a skilled investor in the renewable energy market and its professional advisers to gain knowledge of such information will qualify and limit Seller’s representations and warranties (point (i) and (ii) hereinafter jointly the “DD Assumptions”).

6.1.6	By way of derogation from Clause 6.1.5 above, it remains understood between the Parties that every Critical Issues (as defined below) and related fact, event or circumstance giving rise to an indemnification obligation under the Agreement, shall be deemed as expressly exempted from the above-mentioned Data Room Documents qualifications and limitations and, therefore, shall trigger full and unlimited liability of the Seller, in accordance with Clause 7.1 below and without the application of the restrictions and limitations set forth under Clause 7.2.4, 7.2.5 and 7.2.6.

6.2	Incorporation and existence of the Seller

6.2.1	The Seller is a company duly organized, validly existing, duly registered and in good standing under the Laws of Ireland.

6.2.2	The Seller:

(i)	is not involved in any proceedings for its dissolution (liquidazione), nor has it passed any resolution for its voluntary winding up (scioglimento);

(ii)	is not insolvent or subject to any bankruptcy or insolvency proceeding nor has it ever filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings;

(iii)	is not involved in any civil, criminal, arbitration, administrative, claim, action, suit or other proceedings pending before any court, governmental, administrative, agency, authority or arbitration tribunal that may affect, in any manner, the Target Companies and/or the Plants and the Seller is not aware of any facts or circumstance which may give rise to any such proceedings by or against it.

6.2.3	No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of the Sellers.

6.3	Authority, Consents, No Conflicts, Validity

6.3.1	Except as provided for under Clause 4.1.1(i), the Seller has full legal right, power, and authority to enter into this Agreement and the other documents to be executed pursuant to this Agreement and to perform the Transaction provided for herein and this Agreement without the necessity for the Seller of obtaining any prior consent, approval, or authorization.

6.3.2	The execution and delivery of this Agreement and the completion of the Transaction provided for hereunder do not (i) violate the Seller’s by-laws, (ii) constitute a breach by the Seller or give rise to a right of termination, cancellation, acceleration or amendments of any contract or other commitment undertaken by it, (iii) violate any judgement, order, injunction, award, decree, or Law, that could jeopardize the validity, enforceability or performance of this Agreement, or the Seller’s articles of association or by-laws, nor will result in the creation or imposition of any Encumbrances on the Quotas.

6.3.3	This Agreement, as well as any other document to be executed by the Seller pursuant to this Agreement, shall be duly executed by the Seller and will constitute legitimate, valid and binding obligations of the Seller, enforceable against it in accordance with their terms and conditions.

6.4	No Brokers

6.4.1	There is no Person that is entitled to a finder’s fee or any type of brokerage commission from the Purchaser and/or the Target Companies in relation to, or in connection with, the transactions contemplated herein as a result of any agreement or understanding with the Seller, nor has the Seller had any dealings related to the transactions contemplated herein with any Person that may claim a brokerage or other commission from the Purchaser or the Target Companies.

6.5	Incorporation and good standing of the Target Companies

6.5.1	Each Target Company is a company duly organized and validly existing in good standing under the laws of Italy.

6.5.2	No Target Company is insolvent or subject to any insolvency, bankruptcy or liquidation proceedings, reorganization, and it has neither filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings, nor it has passed any resolution for its voluntary winding up, nor it is incurred in any of the circumstances provided under articles 2482-bis and 2482-ter of the Italian civil code. No voluntary arrangement, compromise or similar arrangements with creditors has been proposed, agreed or sanctioned in respect of any Target Company.

6.6	Target Companies corporate capital and Quota

6.6.1	The entire corporate capital of each Target Company is duly authorized, validly issued, fully subscribed and paid-in and the Seller is the sole and exclusive registered owner of the Target Company, with good and valid title thereto.

6.6.2	Except for the Permitted Encumbrances, there are no Encumbrances on the Quotas and there are no options, warrants or conversion, exchange, subscription or pre-emption rights or other agreements, contracts or commitments of any kind, or outstanding resolutions of the relevant corporate bodies obligating the Seller to issue to any third party quotas, options, warrants or other securities, or entitling any other Person to purchase or exercise the voting rights or other rights of control in respect of the Quotas.

6.6.3	At the Closing Date, the Purchaser shall be the sole owner of the Quotas free from any Encumbrances.

6.6.4	At the Closing Date, the Quotas are transferred with all rights and entitlements relating thereto, including the right to collect dividends and other distributions payable at any time after the Closing Date.

6.7	No conflict

6.7.1	The execution and delivery of this Agreement and the completion of the Transaction do not conflict with, or result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any agreement or instrument to which any Target Company is bound, or violate any judgement, order, injunction, award, decree or Law applicable to the relevant Target Company or violate the articles of incorporation or the by-laws of the relevant Target Company.

6.8	Financial Statements and accounting

6.8.1	The Reference Financial Statements have been prepared in accordance with the Law and the Accounting Principles, and they present a true and fair view, in accordance with such Accounting Principles, of the assets, liabilities, quotaholders’ equity and financial position of each of the Target Companies as at the Reference Date.

6.8.2	The Target Companies’ accounting books and records are up-to-date and have been kept in compliance with the Accounting Principles and the Law.

6.8.3	The accounting records and mandatory books of the Target Companies have been kept up to date, in compliance with the Accounting Principles and the Law. All the corporate procedures and actions reflected therein have been conducted or taken in compliance with the Law and the relevant documents of incorporation. All filings and registrations required by Law to be filed or delivered by the Target Companies have been filed and/or delivered and, in case such filings and registrations have not been timely filed and/or delivered (including any applicable extension period), any related charge, fine and/or liability has been fully paid and/or discharged.

6.8.4	Each transaction to be registered in the books and records of the Target Companies pursuant to the Accounting Principles and/or the Law has been and will be recorded in the relevant books and records and each document on which entries in any such books and records are based (including purchase orders, customer or company invoices and service agreements) is complete and accurate in all material respects.

6.9	Finance Documents

6.9.1	None of the Target Companies entered into any financial lease agreement, loan agreement, hedging agreement, or other hedging transaction.

6.9.2	Except for the Permitted Encumbrances, none of the Target Companies has created or granted any security interest or guarantee, and no security interests or guarantees have been created or granted by third parties in the interest of the Target Companies.

6.10	Plants; Lands; Permits; Incentives

6.10.1	Each Target Company is the sole and legitimate owner of the relevant Plant(s) and it holds the relevant Land Rights, which have been obtained in compliance with the Laws and are valid, effective and enforceable.

6.10.2	The Target Companies duly and legally hold and enjoy the rights deriving from the Land Agreements for a duration equal to at least the entire duration of the applicable Incentive and have always complied with the provisions set forth under the same.

6.10.3	The Land Agreements, where necessary, are duly registered (trascritti) in the public registries and there is continuity of transcriptions (continuità delle trascrizioni) and absence of prejudicial registrations (assenza di trascrizioni pregiudizievoli) and any third Person’s right, except for the Permitted Encumbrances.

6.10.4	The Land Agreements are valid and effective according to their terms and conditions and entitle the relevant Target Companies to own, occupy or use the land where the Plants are located in compliance with Laws and Regulations.

6.10.5	Neither the Target Companies nor the Seller have entered into any contract, agreement, or convention of any kind, preliminary or definitive, for the transfer of Land Rights or any part thereof to third parties.

6.10.6	The areas where the Plants are located are free from any registered Encumbrance which may negatively affect, limit or prejudice, the operation or the management of the Plants except for the Permitted Encumbrances.

6.10.7	The Target Companies have not received any written notice of any withdrawal, revocation, termination, or invalidity of the Land Agreements, nor the Seller is aware of any.

6.10.8	To the Seller’s Knowledge, no claims have been notified in writing by any third party or Authority to the Target Companies in relation to the Permits and the Land Rights, which are outstanding as at the Date of Execution.

6.10.9	All considerations due under the Land Agreements have been paid and there are no pending disputes in this regard.

6.10.10	The Target Companies are the sole and legitimate titleholders of all Permits, which, are all those required, under any applicable Law and Authorities’ orders and prescriptions, to construct, operate and maintain the Plants (and any portion thereof, including any connection structure not belonging to the Grid Operator). All the prescriptions provided by the Authorities with the Permits have been fulfilled.

6.10.11	All the variations occurred to the Plants, including those related to the installed and incentivized power capacity of the Plants have been duly authorized by the relevant Authority. There are no circumstances related to such variations which is expected to lead to the forfeiture/reduction of the Incentives granted by the GSE.

6.10.12	The Permits are valid, effective and enforceable, they have been legally obtained in compliance with the applicable Law, and they are all permits and authorizations required by applicable Law to operate the Plants, considering the specific characters, type of surface, surface extension and integration (if any) of each Plant. All obligations and prescriptions set out under the Permits have been duly fulfilled by the Target Companies and there has never been any dispute or claim by any Authority on such compliance and/or fulfilment.

6.10.13	Any filing, application, notice, request, fulfillment (including, but not limited to the updating of the fulfillment requested by the fire prevention Law), obligations, delivery, payment and/or act provided by or related to any of the Permits have been duly and timely performed (including, without limitation, the delivery of any bond or guarantee required under any Authorizations and Permits).

6.10.14	There are no constraints burdening the areas of the interconnection works in which the Plant is located which may have a prejudicial impact on the Permits.

6.10.15	All the seismic fulfilments provided under the Law in relation to the Plants, if applicable, have been duly met and there is no circumstance that may have impact on the Permits nor cause any fines.

6.10.16	All the adjustments provided by ARERA resolutions nn. 84/2012/R/eel, 421/2014/R/eel, 595/2014/R/eel and 786/2016/R/eel have been performed and completed in accordance to the Law.

6.10.17	The power capacity installed and incentivized by the GSE of the Plants is fully compliant with the Permits or represents a variation within and not exceeding 1% therefrom, and there are no circumstances related to such power capacity which will lead to the forfeiture/reduction of the Incentives.

6.10.18	No Authority has raised objections or challenges against any of the Permits, the erection and/or operation of the Plants, imposed requirements or orders or issued any other notification which hinders the erection or the operation of the Plants.

6.10.19	No Person has brought any civil, administrative, criminal or other proceedings or dispute in relation to any of the Authorizations and Permits and/or the erection and/or the operation of the Plants.

6.10.20	Neither the execution of this Agreement nor the performance of the obligations and transactions hereunder will affect any of the Permits, which shall continue to be valid and effective.

6.10.21	To the Seller’s Knowledge, no reason or circumstance exist which may result or give rise to, any suspension, cancellation, annulment, rescission or termination of, amendment to, invalidity or inefficacy, or refusal to renew, any such Permits.

6.10.22	To the Seller’s Knowledge, there is no circumstance which may cause any of the foregoing.

6.10.23	Without prejudice to the above, with specific reference to the proceeding which led to the issuance of the Permits, to the Seller’s Knowledge, no violation of any applicable Law and Authorities’ orders and prescriptions nor any defect of the administrative proceeding occurred.

6.10.24	The Plants have been admitted benefitting of the Incentives in compliance with applicable Laws.

6.10.25	The Plants (and any portion thereof, including the connection to the grid) have been constructed and completed in compliance with the Law, and are in effective condition and regularly maintained, in compliance with the best market technical and quality standards.

6.10.26	to the Seller’s Knowledge, the Plants operate in compliance with all applicable Laws, the Permits and any Authority’s order and decision, any third Persons’ right.

6.10.27	The Plants are properly operating and no extraordinary costs, other than the ones documented under the Data Room Documents, are to be borne for their correct operation, also to guarantee its standard production capacity for a similar PV plant.

6.10.28	The rooftops where the relevant Plants have been installed are fully accessible by the relevant Target Companies.

6.10.29	Save for the GSE inspection on CIC Rooftop 2 Plant, no inspection or similar proceeding by the GSE is pending in relation to the Plants.

6.10.30	There is no fact or circumstance which may lead to (i) the revocation or the reduction of the Incentives; and/or (ii) the termination of the GSE Agreement, and/or (iii) the reimbursement of the sums already paid by the GSE as Incentives and/or (iv) the application of sanctions and measures such as seizures, confiscations.

6.10.31	The Incentives have been validly granted by GSE and the periodical notices to the Agenzia delle Dogane e dei Monopoli have been time duly submitted by the Seller and/or the Target Companies in relation to each Plant and were complete, true and compliant with all applicable Law.

6.10.32	All the “as built designs” loaded in the GSE’s website reflect the actual layout of the Plants and the Permits.

6.10.33	The GSE Agreements are valid and enforceable.

6.10.34	The Seller has notified to the GSE any and all maintenance and replacement and dismantling operations, as required under the applicable Laws and there are no circumstance related to any maintenance or replacement or dismantling intervention that may lead to the revocation or the reduction of the Incentives granted by the GSE.

6.10.35	Save for the Incentives, there are no European, national, regional or municipal grants or subsidies of any kind granted to the Seller and/or the Target Companies with reference to the Plants, and neither the Seller (with reference to the Plants) nor the Target Companies submitted any application in this regard.

6.11	Litigations and compliance with laws

6.11.1	No Target Company:

(i)	is involved whether as a claimant or as a defendant in any pending litigations, except for the proceedings included in the Data Room Documents;

(ii)	has threatened to any Person to bring against this Person any claim, nor has it received any written notice to that effect from a third party.

6.11.2	The Target Companies have not violated any applicable Law regarding anti-bribery, anti-corruption, anti-money laundering, as well as export control and financial sanctions.

6.12	Taxes

6.12.1	Each Target Company has duly and timely filed returns and reports relating to Taxes and any other documents for all Taxes (“Tax Returns”) that must be filed pursuant to the Law. Such Tax Returns are substantially true, complete, and correct pursuant to the Law. Each Target Company, after all extraordinary transactions (e.g., mergers, contributions in kind), has duly filed returns, reports, and any other document for all Taxes (“Extraordinary Transactions Tax Returns”) that must be filed pursuant to the Law. All the Extraordinary Transactions Tax Returns are substantially true, complete, and correct pursuant to the Laws.

6.12.2	Each Target Company – also following extraordinary transactions – has made all due payments and/or withholding to be made with respect to Taxes as resulting from the filed returns and any undisputed written notice, assessment or injunction received from any competent Tax authority.

6.12.3	There are no pending notices of assessments for Taxes due, written Tax claims or proceedings before any judicial or administrative authority in connection with the assessment of Taxes against the Target Companies.

6.12.4	With respect to any Tax assessment against the Target Companies which has been performed and completed by the competent Authority with the issuance of an order or regulation to comply, or other deeds in whatsoever form to the same effect, the relevant Target Company has complied with such order, regulation, deed or obligation (except to the extent the relevant Target Company has disputed such order, regulation, deed or obligation as allowed by the Laws and Regulations).

6.13	Employment

6.13.1	The Target Companies have never employed any employee and there is no Person entitled to be qualified, reinstated, or anyhow treated as employee of any Target Company.

6.13.2	There are no other relationships or situations that may give rise to claims or disputes (i) from any Person (including the employees of the Seller) claiming to be an employee of any Target Company, nor by any trade union and/or (ii) from any social security Authorities for whatever reasons, including for contributions or other amounts owed by any Target Company with respect to employments.

6.13.3	There is no litigation pending or threatened in writing by any Person concerning employment and/or the right to be qualified, reinstated, or anyhow treated as employee on the payroll of the Target Companies.

6.14	Contracts

6.14.1	The Target Companies are not a party to any agreement or other contractual arrangement having a consideration in excess of Euro 10,000.00 (ten thousand/00), other than those included in the Data Room Documents (the “Contracts”).

6.14.2	To the Seller’s Knowledge, there are no pending claims or claims threatened in writing either by or against any of the Target Companies for obtaining the annulment or declaration of invalidity, on whatever basis, of the Contracts.

6.15	Insurances

6.15.1	The Target Companies have entered into the insurance policies included among the Data Room Documents. Each of such insurance policies is valid and in full force and effect. All premiums and notices required thereunder have been, respectively, fully and timely paid or given.

6.16	Information

6.16.1	The copies of the documents that have been made available by the Seller to the Purchaser and its advisors for the purposes of the Due Diligence are true, accurate and complete copies of the originals.

6.16.2	None of the Seller’s representations and warranties nor any document attached hereto or provided to the Purchaser and/or any Purchaser’s Affiliate or their advisors by the Seller, the Seller’s Affiliates or their respective advisors contains any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading in light of the circumstances in which such statements were made.

6.16.3	The Data Room Documents contain all information and circumstances available to the Seller that (i) should have been known by a skilled investor in the renewable energy market (such as the Seller) related to the Target Companies, the Plants, and the Transaction and/or (ii) should have been provided in good faith by the Seller.

6.17	Environmental

6.17.1	To the Seller’s knowledge, the Plants and the Lands are not affected by any circumstances which may cause a breach of the Laws on protection of environment to which the Target Companies may be liable, or which may materially prejudice the operation of the Plants, such as liabilities related to the discovery in the soil, subsoil and, in any case, over the Lands of (i) toxic substance, hazardous substance, hazardous material, dangerous or hazardous waste, dangerous good, pesticide, radioactive material, regulated substance or any similar classification, or any other chemical, substance, or material; (ii) any substance and/or item as to which liability is imposed on the basis of potential impact to safety, health or the environment pursuant to the applicable Laws on protection of environment; and (iii) any relicts, artefacts, historically important items.

6.17.2	The Seller and/or the Target Companies have not received any notifications under applicable Law related to the environment that requires them to take actions or refrain from taking actions concerning the Plants and/or Lands, and there are no pending or threatened written proceedings against the Seller and/or the Target Companies related to environmental regulations regarding the Plants.

6.17.3	To the Seller’s knowledge, there are no circumstances, facts or events which could lead to a breach by the Target Companies of any applicable Laws on protection of environment.

7.	INDEMNIFICATION OBLIGATIONS OF THE SELLER

7.1	Seller’s liability

7.1.1	Subject to the conditions and limitations set forth below, the Seller hereby irrevocably undertakes to indemnify and hold the Purchaser and the Target Companies (if so instructed in writing by the Purchaser) harmless from and against any and all Damages incurred and/or suffered by the Purchaser and/or the relevant Target Company as a result of any of the representations and warranties set forth in Clause 6 being untrue, incorrect, inaccurate and/or misleading.

7.2	Exclusions and Restrictions

7.2.1	Subject to the DD Assumptions and except for the Critical Issues, nothing fairly disclosed in the Data Room Documents and/or this Agreement as of its Date of Execution shall constitute grounds for any claim by the Purchaser vis-à-vis the Seller.

7.2.2	Notwithstanding any provision of this Agreement but without prejudice to cases of willful misconduct (dolo) or gross negligence (colpa grave), the Seller’s indemnification liability pursuant to Clause 7.1 shall be subject to the following exclusions and restrictions.

7.2.3	For the avoidance of doubt if a Claim (as defined below) is based upon a liability which is contingent, the related Damages shall be indemnified only when effectively incurred or suffered by the Purchaser and/or the relevant Target Company.

7.2.4	The Seller shall not be liable under this Agreement unless a Notice of Claim is served, even if the Damage – as at the Notice of Claim – is contingent only, on or before:

(i)	the date of the expiry, for statutory limitation, of the rights which a Person could assert against the relevant Target Company and/or the Purchaser, if such (contingent) Damage is related to the breach of any representation and warranty set forth under Clause 6.2 (Incorporation and existence of the Seller), Clause 6.12 (Taxes) and Clause 6.13 (Employment); and

(ii)	the date of expiry of the 24th (twenty-fourth) month after the Closing Date, if such (contingent) Damage is related to any other representations and warranties.

7.2.5	The Seller shall not be liable for any Damage under Clause 7.1.1,

(i)	until the amount of the Damages indemnifiable pursuant to this Agreement in connection with a single Claim exceeds Euro 25,000.00 (twenty-five thousand/00), provided that once such threshold is exceeded, the Seller shall be liable only for Damages in excess of the abovementioned threshold;

(ii)	unless and until the aggregate amount of all the Damages indemnifiable pursuant to this Agreement hereunder exceeds Euro 50,000.00 (fifty thousand/00), excluding the amounts falling within the threshold mentioned under Clause 7.2.5(i), provided that once such threshold is exceeded, the Seller shall be liable also for Damages below the abovementioned threshold;

(iii)	for any Damage which arises from the items listed in Annex 7.2.5(iii).

7.2.6	The aggregate liability of the Seller vis-à-vis the Purchaser under Clause 7.1.1 shall not exceed, in any case, an aggregate amount equal to 30% (thirty percent) of the Purchase Price paid by the Purchaser for the transfer of the Target Companies.

7.2.7	Any of the following amounts shall be deducted from any sum payable by the Seller in respect of a Claim:

(i)	the net amount of any indemnity, contribution, or other payment that the Purchaser and/or any Target Company (or their respective successors in interest) has received from any Person (including insurers) under a provision of Law, insurance policy, contract; and

(ii)	the amount of any specific provisions, allowances, or reserves made in the Reference Financial Statements.

7.2.8	The Parties hereby acknowledge and confirm that the restriction and limitations mentioned under Clause 7.2.4, 7.2.5 and 7.2.6 shall not apply in relation to:

(i)	Indemnification obligations related or in connection with information, facts, circumstances, events or missing documents listed under Annex 7.2.8 (“Critical Issues”), regardless of whether they have been fairly disclosed by the Seller or not;

(ii)	indemnification obligations related to the breach of the representation and warranties mentioned under Clause 6.2 (Incorporation and Existence of the Seller); 6.3 (Authority, consents, no conflicts, validity); 6.5 (Incorporation and good standing of the Target Companies); and 6.6 (Target Companies corporate capital and Quota).

7.2.9	Without prejudice to the foregoing, if any Tax benefit is obtained by the Purchaser and/or the relevant Target Company in relation to the matter giving rise to the Damage, the amount of such Tax benefit should be deducted from the sum payable by the Seller in respect of said Claim.

7.3	Handling of Claims

7.3.1	If the Purchaser intends to seek indemnification from the Seller pursuant to Clause 7.1.1, then the Purchaser shall provide the Seller with a written notice of any fact which may result in the Purchaser and/or the relevant Target Company suffering or expected to suffer a Damage for the indemnification of which the Seller may be held liable under this Agreement (the “Notice of Claim”), setting forth in reasonable detail:

(i)	the claim which the Purchaser intends to make (the “Claim”);

(ii)	if possible, a bona fide estimate of the amount of the indemnification sought and the specific grounds of fact for the Claim;

(iii)	the specific representation or warranty under Clause 6 that the Purchaser alleges to be breached; and

(iv)	the related reasonably available information.

7.3.2	Without prejudice to Clause 7.2.4, each Notice of Claim shall be dispatched promptly after knowledge of the relevant underlying facts within 15 (fifteen) Business Days of the date on which the Purchaser becomes aware thereof.

7.3.3	The Seller shall be entitled to challenge in writing a Notice of Claim within 10 (ten) Business Days of the relevant day of receipt of the same Notice of Claim, by summarily and preliminarily justifying the reasons of such challenge and providing the Purchaser with any reasonably available information concerning the Notice of Claim.

7.3.4	In case the Seller rejects a Claim made in a Notice of Claim, the Parties shall attempt to resolve any differences that they may have with respect to the matters constituting the subject matter of such Notice of Claim during a period of 20 (twenty) Business Days starting from the date of rejection. If, by the end of such period, the Parties have failed to reach an agreement in writing with respect to all of such matters, all matters as to which an agreement has not been so reached may be submitted to the competent tribunal pursuant to Clause 10.2 by either Seller or the Purchaser.

7.4	Handling of Third Parties Claims

7.4.1	In case of any claim, action, suit or proceeding initiated against any of the Target Companies after the Closing by any Person constituting the subject matter of a written notice of claim (each, a “Third Party Claim”), the Purchaser shall notify the Seller of the existence and content of such Third Party Claim within 10 (ten) Business Days after the receipt of the Third Party Claim, except that, in the event that the deadline for filing an appeal, opposition or to take any other action in respect of such Third Party Claim is less than the aforesaid term of 10 (ten) Business Days, the aforesaid Purchaser’s notice shall be given to the Seller within such shorter term as may be appropriate in the circumstances to allow the filing of such an appeal, opposition or to take such action. The aforesaid Purchaser’s notice shall also include a copy of the documentation attesting the Third Party Claim and contain all factual information describing the object of the Third Party Claim in reasonable detail, as available to the relevant Target Company.

7.4.2	Following receipt by the Seller of the Notice of Claim, the Purchaser shall assume the defence of such Third Party Claim. In this regard, it is agreed among the Parties that upon request of the Purchaser, the Seller, at its own costs and expenses, shall support and participate in, but never control, the defence of such Third Party Claim, with counsel of its own choice.

7.4.3	The Purchaser shall not, and shall cause the relevant Target Company not to, make or accept any settlement agreements with respect to any Third Party Claim, without having priorly collected the Seller’s consent over the settlement terms and conditions.

7.4.4	If a firm offer is made to the Purchaser or the relevant Target Company to settle any claim, action or demand which the Seller, but not the Purchaser, is willing to accept, the Purchaser and such Target Company shall be free not to enter into such settlement and to commence or continue litigation, at their own expense, but the aggregate liability of the Seller shall be limited to the amount of the proposed firm offer.

7.5	Indemnification Payments

7.5.1	The Seller shall pay to the Purchaser any of the amounts claimed by the Purchaser under this Clause 7, by wire transfer of immediately available funds and in accordance with the instructions received by the Purchaser:

(i)	by no later than 5 (five) Business Days following the date on which the Seller will have expressly or tacitly accepted the Notice of Claim or the Third Party Claim (as the case may be), or

(ii)	by no later than 5 (five) Business Days following the date on which the Parties will have entered into a written settlement agreement related to the Notice of Claim or the Third Party Claim (as the case may be), or,

(iii)	failing such an agreement, by no later than 5 (five) Business Days following the date on which the dispute between the Parties in relation to the Notice of Claim or the Third Party Claim (as the case may be) will have been definitely settled pursuant to Clause 10.2.

7.5.2	Any payment made by the Seller to the Purchaser pursuant to Clause 7 shall be treated to the maximum extent permitted by the Laws as an adjustment of the Purchase Price.

7.6	Sole Remedy

7.6.1	The rights and remedies set forth in this Clause 7 shall be exclusive and in lieu of any other right, action, defense, claim or remedy of the Purchaser, provided by the Laws or otherwise, however arising in connection with, or by virtue of, any of the circumstances mentioned under this Clause 7; remaining therefore understood that the Purchaser shall be entitled to enforce any right different from those mentioned under Clause 7 in accordance with the provisions set forth by the Law.

8.	REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

8.1	The Purchaser hereby makes the following representations and gives the following warranties to the Seller, which are true, correct, accurate and not misleading as of the Date of Execution and shall be true, correct and accurate as of the Closing Date (except for those representations and warranties that are given as of a specific date, which shall be true, correct and accurate and not misleading as of such date only, regardless of whether they are true, correct, accurate and not misleading at any other time).

8.2	Due Organization and Existence of the Purchaser

8.2.1	The Purchaser is a company duly incorporated and organized, validly existing, and in good standing under the laws of Italy and has been in continuous existence since its incorporation.

8.3	Authority and Enforceability, Consents, No Conflicts for the Purchaser

8.3.1	All corporate actions necessary for the Purchaser to approve the execution and performance of this Agreement have been carried out and the Purchaser has all necessary right, power, authority, and capacity to enter into this Agreement and carry out the transactions contemplated herein. This Agreement constitutes valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

8.3.2	The Purchaser is not subject to any bankruptcy proceedings, has not entered into arrangements by which its assets have been transferred to its creditors, is not insolvent nor has been put into liquidation; there are no bankruptcy proceedings or other insolvency proceedings pending against the Purchaser and no bankruptcy, liquidation or similar procedures pending against the Purchaser.

8.3.3	The Purchaser may enter into this Agreement and consummate the transactions contemplated herein without the necessity of giving any prior notice to, or obtaining the prior consent, authorization, or approval of any kind from any Affiliates of the Purchaser or any other Person (including public Authorities).

8.3.4	The execution of this Agreement and the carrying out of the transactions contemplated herein do not contravene, conflict with, or violate:

(i)	the by-laws or other constitutional documents of the Purchaser;

(ii)	any resolutions adopted by the corporate bodies of the Purchaser;

(iii)	any applicable Law or any judgment, decree, order, or arbitration award issued before the Date of Execution against the Purchaser by any competent Authority having jurisdiction over the same; or

(iv)	any material contract binding on the Purchaser.

8.4	Purchaser’s Investigation and Due Diligence

Subject to the DD Assumptions, the Purchaser acknowledges to have conducted, in the context of the Due Diligence, an extensive review and investigation of all matters included in the fairly disclosed Data Room Documents and to have identified certain Critical Issues mentioned under Clause 7.2.8 above.

8.5	Availability of Funds

The Purchaser shall have available cash and available undrawn credit lines sufficient to perform the Purchaser’s obligations of payment of the Purchase Price at the Closing Date, and to make all other necessary payments of costs and expenses in connection with the transactions contemplated by this Agreement.

8.6	Indemnity

The Purchaser undertakes to indemnify and hold the Seller harmless from and against any claims and/or liabilities, damages, penalties, costs, losses, or expenses, including attorneys’ fees, suffered by the Seller and arising out of, or in connection with, any inaccuracy or breach of one or more of the representations and warranties of the Purchaser set forth in this Clause 8.

9.	MISCELLANEOUS PROVISIONS

9.1	Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in English language, and may be delivered in person or sent by registered mail or email, and shall be deemed to have been duly and validly given upon receipt of the same, addressed, in each case, as follows:

9.1.1	as to the Seller:

Solis Bond Company DAC

Blanchardstown Corporate Park 2

Suite 9/10 Plaza 212, Blanchardstown, Dublin

Ireland

To the kind attention of Tali Durant, Chief Legal Officer, C/O Suite 9 & 10, Plaza 212, Blanchardstown Corporate Park 2, Dublin D15 R504, Ireland

Email: td@alternusenergy.com; Alt_Corp_Legal@alternusenergy.com

9.1.2	as to the Purchaser, to:

Undo S.r.l.

Via Cola di Rienzo 28

00192 – Rome

Italy

To the kind attention of Giuseppe Monaco and Giacomo Farese

PEC: undo-srl@legalmail.it

E-mail: g.monaco@gruppoundo.com; g.farese@undoenergie.com

or at such other address and/or e-mail as each Party may hereafter furnish to the other by written notice, as herein provided.

9.2	Confidentiality

9.2.1	Each Party shall not use, copy, adapt, alter, disclose, or part with possession of any information or data of the other Party which is disclosed or otherwise comes into its possession directly or indirectly as a result of this Agreement (or the negotiations preceding the signing of this Agreement) (the “Confidential Information”) except as necessary to perform its obligations or exercise its rights hereunder, provided that this obligation shall not apply to Confidential Information:

(i)	which comes into the public domain otherwise than by breach of this Agreement;

(ii)	which the receiving Party can prove was in its possession or any Affiliate of it at the date it was received or obtained;

(iii)	which is lawfully developed or created by or for the receiving Party or any of its Affiliates independently of this Agreement; or

(iv)	which is requested by any Authority in the course of an official procedure.

9.2.2	Each Party shall ensure that its employees and authorized sub-contractors are bound by an undertaking in substantially the same terms as those under Clause 9.2.1.

9.2.3	Each Party is entitled to issue a press release and give publicity with respect to the Transaction and/or Agreement only with the prior written consent of the other Party. Notwithstanding the foregoing, it remains understood that the Seller and its Affiliates, as well as any member of the Seller’s group, shall make any public disclosure provided by any applicable laws (including financial statements, press releases, investor materials and statements, announcements and/or filings with any stock market, securities exchange or regulator) without the prior approval of the Purchaser, but in any case informing the Purchaser of the contents to be published.

9.3	Waivers and variations

9.3.1	There shall be no waiver of any term, provision, or condition of this Agreement unless such waiver is evidenced in writing and signed by the duly authorized representative of the waiving Party.

9.3.2	No omission or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or forfeiture therefrom, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

9.3.3	No amendment to this Agreement shall be effective unless made in writing and signed by duly authorized representatives of all the Parties.

9.4	Further assurance

At all times after the Date of Execution the Parties shall execute all such documents and do such acts and things as may be required for the purpose of giving full effect to this Agreement.

9.5	Entire Agreement

This Agreement contains the entire understanding and supersedes all prior agreements/arrangements of the Parties with respect to the Transaction contemplated hereunder. There are no agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein.

9.6	Severability

If any provision of this Agreement is found by any Authority of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal, and commercial objectives of the invalid or unenforceable provision.

9.7	Payments

All cash payments to be made by a Party to another Party under this Agreement shall be finally and irrevocably made without any set-off, withholding, deduction on account of any commission, cost, taxes, or otherwise, exception, counterclaim, defense, or condition in immediately available funds by wire transfer to the bank account of the relevant Party. All such payments shall be deemed to have been duly made only upon irrevocable and unconditional crediting of the relevant amounts to the relevant bank account.

9.8	Costs and taxes

Any Tax, cost, expense, fee, duty, or charge arising out in connection with this Agreement or the Transaction shall be borne as follows:

9.8.1	any income and capital gain taxes (if any) due by the Seller as a consequence of the sale and purchase of the Quotas shall be borne by the Seller;

9.8.2	each Party shall bear the fees and expenses incurred by their respective auditors and advisors; and

9.8.3	all other taxes, costs, expenses, fees, duties, or charges (including notarial fees, costs of registration, and other stamp, transfer, or registration duties in respect of the Transfer Deed) shall be borne and paid for by the Purchaser.

9.9	Right of designation

9.9.1	The Purchaser may designate an Affiliate (each, a “Designee”) to purchase the Quotas from the Seller, provided that such designation is notified in writing to the Seller, together with the written acceptance by the Designee of the designation and of all the terms and conditions of this Agreement, by the Closing Date.

9.9.2	Effective as of the date of the relevant designation notice, (i) each Designee shall acquire the rights and assume the obligations of the Purchaser under this Agreement, and (ii) the Purchaser shall remain jointly and severally liable with each Designee vis-à-vis the Seller with respect to any and all such Designee’s obligations under this Agreement.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	This Agreement shall be governed by the laws of Italy.

10.2	Any dispute arising out of or in connection with this QPA or the documents connected therewith shall be submitted to the exclusive jurisdiction of the Courts of Milan.

11.	ANNEXES

Below a list of the Annexes to this Agreement:

Annex (D)	List of Plants
Annex 1.1.17	Form of Deed of Assignment
Annex 1.1.44	Permitted Leakages
Annex 3.4.2	Target Companies’ NWC as of the Reference Date
Annex 5.2.1(vi)	Form of release and hold-harmless letter
Annex 5.2.1(x)	Credits of the Target Companies
Annex 7.2.5(iii)	Issues addressed through price adjustment
Annex 7.2.8	Critical Issues

* * *

Annex (D)

LIST OF PLANTS

[*]

Annex D - 1

Annex 1.1.17

FORM OF DEED OF ASSIGNMENT

To:

[●]

[●]

[●], [●]

Re:	Acceptance of the proposal of agreement for the assignment of receivables

Dear Sirs,

We received your proposal of agreement for the assignment of receivables, which we hereby reproduce in full duly signed and initialed on each page, as our unconditional agreement and acceptance of all terms and conditions contained herein below subject to such terms and conditions.

Yours faithfully,

Solis Bond Company DAC

Name: [●]

Title: [●]

[●]

Name: [●]

Title: [●]

Annex 1.1.17 - 1

“To:

Solis Bond Company DAC

Blanchardstown Corporate Park 2

Suite 11 Plaza 212 – Dublin

Ireland

and

[●]

[●]

[●]

[●], [●]

Re:	Proposal of agreement for the assignment of receivables

Dear Sirs,

Following our recent meetings and discussions, we submit to you the following proposal of agreement for the assignment of receivables, at the terms and conditions attached herein below.

If the below correctly sets forth the understandings and agreements among us, please return to us copy of this proposal, duly signed and initialed on each page, as your unconditional agreement and acceptance of all terms and conditions contained herein below subject to such terms and conditions.

Yours faithfully,

[●]

Name: [●]

Title: [●]

Annex 1.1.17 - 2

AGREEMENT FOR THE ASSIGNMENT OF RECEIVABLES

by and between

[●]

and

Solis Bond Company DAC

as well as

[●]

dated [●]

Annex 1.1.17 - 3

THIS agreement for the assignment of receivables (the “Agreement”) is entered into on [●] by and between:

1.	[●], a company incorporated under the laws of Italy, with registered office in [●], registered with the Companies’ Register of [●] under number [●] (the “Assignee”), represented by [●] in [his/her] capacity as [●];

AND

2.	Solis Bond Company DAC, a company incorporated under the laws of Ireland, with registered office in Blanchardstown Corporate Park 2, at Suite 11 Plaza 212, Dublin, Ireland, registered with the Companies’ Register of Ireland under number [●] (the “Assignor”), represented by [●] in [his/her] capacity as [●];

(the Assignee and the Assignor are hereinafter collectively referred to as the “Parties” and each as a “Party”);

AS WELL AS

(for the sole purposes of Clause 8)

3.	[●], a company incorporated under the laws of [●], having its registered offices at [●], [●], registered at the Companies’ Register of [●] under number [●] (the “Company”), represented for the purposes hereof by [●] in [his/her] capacity as [●];

WHEREAS:

(A)	On the date hereof, the Assignor, as seller, and the Assignee, as purchaser, entered into a notarial deed (the “Notarial Deed”) regulating, inter alia, the transfer in favor of the Assignee of 100% of the corporate capital of the Company.

(B)	The Assignor has granted from time to time to the Company quotaholder loans for an aggregate amount which, as of the date hereof, is equal to Euro [●] [plus interest] (the “Outstanding Quotaholder Loan”).

(C)	The Parties have agreed that the receivables arising out of the Outstanding Quotaholder Loan and outstanding as of the date hereof (the “Outstanding Quotaholder Loan Receivables”) shall be assigned by the Assignor in favor of the Assignee.

(D)	The Parties now intend to complete the assignment of the Outstanding Quotaholder Loan Receivables from the Assignor in favor of the Assignee in accordance with the terms and subject to the conditions hereunder.

NOW, THEREFORE, the Parties hereby agree as follows.

1.	RECITALS

The above Recitals constitute an integral and substantial part of this Agreement.

2.	DEFINITIONS

2.1	In addition to any other term defined elsewhere in this Agreement, the following terms shall have, for the purposes of this Agreement, the meanings set forth below unless the context clearly requires otherwise:

2.1.1	“Agreement” shall have the meaning set forth in the preamble to this Agreement;

2.1.2	“Assignee” shall have the meaning set forth in the preamble to this Agreement;

2.1.3	“Assignor” shall have the meaning set forth in the preamble to this Agreement;

Annex 1.1.17 - 4

2.1.4	“Company” shall have the meaning set forth in the preamble to this Agreement;

2.1.5	“Notarial Deed” shall have the meaning set forth in Recital (A);

2.1.6	“Outstanding Quotaholder Loan” shall have the meaning set forth in Recital (B);

2.1.7	“Outstanding Quotaholder Loan Receivables” shall have the meaning set forth in Recital ©;

2.1.8	“Outstanding Quotaholder Loan Receivables Price” shall have the meaning set forth in Clause 4.1;

2.1.9	“Party” shall have the meaning set forth in the preamble to this Agreement;

3.	SCOPE

3.1	The Assignor hereby assigns and transfers without recourse (pro-soluto) to the Assignee the Outstanding Quotaholder Loan Receivables, pursuant to, and to the effects of, article 1260 of the Italian civil code, against payment of the Outstanding Quotaholder Loan Receivables Price by the Assignee in favor of the Assignor.

3.2	Pursuant to the assignment of the Outstanding Quotaholder Loan Receivables in accordance with Clause 3.1 and effective as of the date hereof, the Assignee shall be entitled to claim vis-à-vis the Company the Outstanding Quotaholder Loan Receivables.

3.3	The Assignee, as new creditor pursuant to the Outstanding Quotaholder Loan Receivables, from the date hereof shall be entitled to receive by the Company the payment of the Outstanding Quotaholder Loan Receivables.

4.	CONSIDERATION

4.1	The Parties agree that the Outstanding Quotaholder Loan Receivables shall be assigned and transferred by the Assignor in favor of the Assignee against a consideration to be paid by the Assignee of Euro [●] [plus interest] (the “Outstanding Quotaholder Loan Receivables Price”).

4.2	The Outstanding Quotaholder Loan Receivables Price shall be paid by the Assignee in favor of the Assignor on the date hereof as immediately available funds onto the relevant bank account indicated by the Assignor.

5.	REPRESENTATION AND WARRANTIES

5.1	The Assignor hereby represents and warrants to the Assignee, also pursuant to, and to the effects of, article 1266 of the Italian civil code, that:

5.1.1	it is the sole legal and beneficial owner of the Outstanding Quotaholder Loan Receivables;

5.1.2	it has not assigned, transferred, or otherwise disposed of the Outstanding Quotaholder Loan Receivables, nor it has created any encumbrance of any nature whatsoever, whether private or public, over any portion of the Outstanding Quotaholder Loan Receivables or otherwise allowed any such encumbrance to arise or subsist; and

5.1.3	the Outstanding Quotaholder Loan Receivables are freely assignable.

Annex 1.1.17 - 5

6.	COSTS AND EXPENSES

Each Party shall bear costs and expenses for legal, accounting, or other purposes incurred by such Party in connection with the negotiation, preparation, and completion of this Agreement and with the fulfillment of the relevant obligations set forth herein.

7.	AMENDMENT

Any amendment or integration to this Agreement shall be valid only if agreed upon in writing among the Parties. Any waiver to any right hereunder shall be valid only if made in writing by the waiving Party and only in respect of the specific right waived.

8.	ENFORCEABILITY VIS-À-VIS THE COMPANY

The Company executes this Agreement for the purposes of acknowledging the assignment of the Outstanding Quotaholder Loan Receivables in accordance with the provisions hereunder pursuant to article 1264 of the Italian civil code.

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	This Agreement shall be governed by the laws of Italy.

9.2	Any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Courts of Milan.”

Annex 1.1.17 - 6

Annex 1.1.44

PERMITTED LEAKAGES

[*]

Annex 1.1.44 - 1

Annex 3.4.2

TARGET COMPANIES’ NWC AS OF THE REFERENCE DATE

[*]

Annex 3.4.2 - 1

ANNEX 5.2.1(vi)

FORM OF RELEASE AND HOLD-HARMLESS LETTER

HAND DELIVERED

To:

[Name and addresses of the resigning director/statutory auditor]

[●], [●]

RE: release and hold harmless letter

Dear [●],

reference is made to the sale and purchase agreement entered into on [●] by Solis Bond Company DAC, as seller, and [●], as purchaser (the “Agreement”, whose definitions shall be deemed automatically incorporated herein), regulating – amongst other things – the terms and conditions of the transfer of the entire corporate capital of the Target Companies in favour of the Purchaser.

On the date hereof, the Purchaser has purchased from the Seller, inter alia, 100% of the corporate capital of [●] (the “Company”) and therefore, in accordance with Clause 5.2.1(vi) of the Agreement, the Purchaser hereby:

1.	declares to waive irrevocably and unconditionally, in each case to the maximum extent permitted under the applicable law, any claim which it may have, and to cause the Company to waive irrevocably and unconditionally any claim it may have, against you in connection with the services and actions carried out in your capacity as [director/statutory auditor] of the Company in the performance of the aforesaid office/s from the date of your appointment on [●] until today;

2.	in each case to the maximum extent permitted under the applicable law, undertakes not to (and to cause the Company not to) initiate, make, promote, vote in favour of and/or bring any action, claim, suit, proceeding or litigation (including, as applicable, pursuant to article 2476 and, to the extent possible, article 2043 of the Italian civil code), against you in connection with the services and actions carried out in your capacity as [director/statutory auditor] of the Company, and in particular in connection with the activities indicated in Annex A below, from the date you were appointed until the date hereof;

3.	ratifies all the services and actions you have carried out in the conduct of your duties as [director/statutory auditor] of the Company for the entire duration of your mandate;

4.	undertakes to indemnify and hold you harmless, without exception, in relation to any liability, sum, compensation, cost, charge, expense, including legal costs, incurred by you as a consequence of the breach by the Purchaser of any of the above obligations.

Annex 5.2.1(vi) - 1

The following provisions apply to the undertakings set forth above:

(a)	the undertakings of this letter are irrevocable and shall remain in full force and effect (i) even in the event of the completion of extraordinary transactions (such as, but not limited to, mergers, demergers and/or transformations) concerning the Purchaser and/or the Company, (ii) until 30 days after such time when any claim capable of being brought against you is barred by virtue of the expiration of the applicable statute of limitations;

(b)	the waivers and the indemnification provisions of this letter shall not apply in the event of gross negligence (colpa grave) or willful misconduct (dolo);

(c)	any indemnity granted pursuant to this letter is agreed to be uncapped or, if required by mandatory law, capped to a maximum amount of Euro [●] ([●]/[●]), which shall in any event be in addition to the cap provided under any other indemnity that may have been granted to you.

This release and hold harmless letter (and all of the undertakings set forth hereunder) shall be governed by, and construed in accordance with, the laws of Italy. Any and all disputes arising out of or in connection with this letter shall be submitted to the exclusive jurisdiction of the Courts of Milan.

Kind regards,

[●]

Name: [●]

Title: [●]

Signed for receipt

[●]

Name: [●]

Annex 5.2.1(vi) - 2

Annex A

Any and every act, omission, circumstance, or fact, taken, committed, or occurred in the performance of the office of [director/statutory auditor] of the Company by [●], for the entire duration of the mandate until today:

(i)	contained in, or inferable from, the financial statements of the Company as of 31 December 2022, as well as resulting from the yearly financial statements or other ad hoc financial statements of the Company approved prior to the date hereof, it being understood that, for the purposes of this indemnity, any act or fact that has contributed to the financial result of the relevant financial year shall be deemed as resulting from such yearly financial statements or other ad hoc financial statements (irrespective of the accounting principles applied to the recording of certain items into the financial statements or other ad hoc financial statements);

(ii)	related to the following list of activities or operations, regarding both legal and tax (whether in relation to treatment issues or not) possible issues and, more in general, related to any damage or liability which the Company may suffer or have suffered and arising from such activities or operations:

a)	any [management] act or fact or behaviour (both active or failure to act) performed by [●] in relation to the acts or facts mentioned in the documentation included in the Data Room Documents, which was prepared in the context of the Transaction;

b)	any [management] act or fact or behaviour (both active or failure to act) performed by [●] in relation to the acts or facts included or forming the basis of the financial statements of the Company as of 31 December 2022 and of the relevant [management] reports and notes (as well as any facts mentioned therein);

c)	any [management] act or fact or behaviour (both active or failure to act) performed by [●] in relation to all the acts or facts performed in the period from [●] to today and to any other act and/or fact deriving from and/or in any way connected with the same;

d)	any [management] act or fact or behaviour (both active or failure to act) performed by [●] in relation to the obtainment, entitlement, and benefit of the Incentives by the Company.

(iii)	connected to any other act and/or fact arising and/or otherwise related with any of the matters listed in the abovementioned points.

Annex 5.2.1(vi) - 3

ANNEX 5.2.1(x)

CREDITS OF THE TARGET COMPANIES

[*]

Annex 5.2.1(x) - 1

ANNEX 7.2.5(iii)

ISSUES ADDRESSED THROUGH PRICE ADJUSTMENT

[*]

Annex 7.2.5(iii) - 1

ANNEX 7.2.8

CRITICAL ISSUES

*** ”

Annex 7.2.8 - 1